Exhibit 99.1

CONSOlidated Condensed Financial Statements

July 15, 2014

(Unaudited)

IMTT HOLDINGS INC. AND SUBSIDIARIES

Notes to Consolidated Condensed Financial Statements

July 15, 2014 and December 31, 2013

(Unaudited)

IMTT HOLDINGS INC. and SUBSIDIARIES

IMTT HOLDINGS INC. AND SUBSIDIARIES

Consolidated Condensed Balance Sheets

	July 15, 2014	December 31, 2013
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$26,347,000	$8,824,000
Accounts and accrued interest receivable, net of allowance of $1,846,000 and $687,000, respectively	42,816,000	34,711,000
Inventories	7,054,000	5,774,000
Prepaid expenses and deposits	24,391,000	26,842,000
Total current assets	100,608,000	76,151,000
Property, plant and equipment
Land	42,965,000	40,284,000
Terminal and other facilities	1,985,379,000	1,934,567,000
	2,028,344,000	1,974,851,000
Less: accumulated depreciation	(739,099,000)	(701,159,000)
	1,289,245,000	1,273,692,000

Debt issue costs, net	10,077,000	11,900,000
Receivable from affiliates	—	9,000
Investment in NTL venture, at cost	10,476,000	10,476,000
Other	4,972,000	6,702,000
	25,525,000	29,087,000

Total assets	$1,415,378,000	$1,378,930,000

LIABILITIES and SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$32,438,000	$37,942,000
Accrued liabilities	50,697,000	30,172,000
Payable to affiliates	8,000	—
Current portion of swap fair market value	17,215,000	17,297,000
Current portion of long-term debt	7,237,000	7,164,000
Total current liabilities	107,595,000	92,575,000
Other long-term liabilities	100,595,000	95,454,000
Long-term debt, excluding current maturities	1,001,731,000	962,103,000
Deferred income taxes	285,275,000	284,743,000
Total liabilities	1,495,196,000	1,434,875,000

Commitments and contingencies	—	—

Shareholders' deficit:
IMTT Holdings Inc.	(82,571,000)	(58,461,000)
Non-controlling interest	2,753,000	2,516,000
Total shareholders' deficit	(79,818,000)	(55,945,000)

Total liabilities and shareholders' deficit	$1,415,378,000	$1,378,930,000

See accompanying notes to the consolidated condensed financial statements.

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IMTT HOLDINGS INC. AND SUBSIDIARIES

Consolidated Condensed Statement of Income

Period ended July 15,
2014
(unaudited)
REVENUES:
Tank storage and terminal charges	$269,679,000
Other rental income	1,534,000
Railroad operations	2,363,000
Other income	1,927,000
Environmental response services	37,956,000
Total revenues	313,459,000

EXPENSES:
Terminals:
Labor costs	49,494,000
Repairs and maintenance	22,182,000
Real and personal property taxes	7,038,000
Other operating	32,353,000
Total terminal operating expenses	111,067,000
Environmental response affiliate expenses	29,015,000
General and administrative	20,093,000
Interest expense	24,459,000
Depreciation and amortization	40,922,000
Gain of non-hedging derivatives	(8,084,000)
217,472,000

Income before income taxes	95,987,000

Provision for income taxes
Current	(36,032,000)
Deferred	(2,232,000)
(38,264,000)

NET INCOME	$57,723,000

Less: Net income attributable to non-controlling interest	(228,000)
Net income attributable to IMTT Holdings Inc.	$57,495,000

See accompanying notes to the consolidated condensed financial statements.

2

IMTT HOLDINGS INC. AND SUBSIDIARIES

Consolidated Condensed Statement of Comprehensive Income

Period ended July 15,
2014
(unaudited)

Net Income	$57,723,000

Less: net income attributable to non-controlling interest	(228,000)
Net income attributable to IMTT Holdings Inc.	57,495,000

Other comprehensive income (loss):

Derivatives:
Amortization of accumulated other comprehensive loss for swap agreements no longer accounted for as hedges	98,000

Pension and post-retirement benefit plans	(11,582,000)

Foreign currency translation adjustment	33,000

Income tax effects of items included in other comprehensive loss	4,620,000
Other comprehensive loss	(6,831,000)

Less: other comprehensive income attributable to non-controlling interest	(9,000)
Other comprehensive loss attributable to IMTT Holdings Inc.	(6,840,000)

Comprehensive income	50,892,000

Less: Comprehensive income attributable to non-controlling interest	(237,000)
Comprehensive income attributable to IMTT Holdings Inc.	$50,655,000

See accompanying notes to the consolidated condensed financial statements.

3

IMTT HOLDINGS INC. AND SUBSIDIARIES

Consolidated Condensed Statement of Cash Flows

Period ended July 15,
2014
(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$57,723,000
Adjustments to reconcile net cash provided by operating activities:
Depreciation	40,922,000
Post retirement plans expense	3,821,000
Deferred revenue recognized	(2,404,000)
Change in FMV of non-hedging derivatives	(8,182,000)
Reclassification of swap loss from AOCI	98,000
Debt issue cost amortization	1,823,000
Non-cash compensation expense	45,000
Accretion of asset retirement obligation	118,000
Gain on sale/retirement of assets	(43,000)
Deferred income tax provision	2,232,000
Increase in accounts and accrued interest receivable	(9,009,000)
Increase in inventories	(1,280,000)
Decrease in prepaid expenses and deposits	6,582,000
Decrease in other assets	735,000
Decrease in accounts payable	(287,000)
Increase in accrued liabilities	12,946,000
Increase in other long-term liabilities	6,451,000
Net operating cash flows	112,291,000

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of plant assets	(59,867,000)
Proceeds from sale of fixed assets	43,000
Net investing cash flows	(59,824,000)

CASH FLOWS FROM FINANCING ACTIVITIES
Net borrowings under bank revolving credit facility	43,662,000
Net payments under tax-exempt bond agreements	(2,658,000)
Distributions to shareholders	(74,765,000)
Repayment of shareholder debt	(1,303,000)
Net financing cash flows	(35,064,000)

Net increase in cash and cash equivalents	17,403,000

Net increase in cash and cash equivalents due to currency translation	120,000

Cash and cash equivalents at beginning of period	8,824,000

Cash and cash equivalents at end of period	$26,347,000

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Cash paid during the period for:
Interest (net of amount capitalized)	$21,484,000
Income taxes	21,229,000

See accompanying notes to the consolidated condensed financial statements.

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IMTT HOLDINGS INC. AND SUBSIDIARIES

Notes to Consolidated Condensed Financial Statements

July 15, 2014 and December 31, 2013

(Unaudited)

(1)	Nature of Operations and Organization

IMTT Holdings Inc. (“IHI” or “the Company”), formerly Loving Enterprises Inc., owns 100% of various corporations and limited liability companies (International Tank Terminals, L.L.C. and Affiliates, ITT and Affiliates) who in turn own 100% of various operating entities, primarily partnerships (“IMTT Combined”). The IMTT Combined entities primarily provide bulk liquid storage and handling services in North America through terminals located on the East, West and Gulf Coasts as well as the Great Lakes region of the United States and in Quebec and Newfoundland, Canada, with the predominant terminals located in New York harbor and on the Mississippi River near the Gulf of Mexico. Petroleum products, vegetable and tropical oils, renewable fuels, and various chemicals are stored and handled.

(2)	Basis of Presentation

The accompanying unaudited consolidated condensed financial statements and notes have been prepared in accordance with the rules and regulations of the United States Securities and Exchange Commission. Accordingly, they do not include all of the information and notes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. The preparation of consolidated condensed financial statements in conformity with Generally Accepted Accounting Principles (GAAP) requires estimates and assumptions. Management evaluates these estimates and assumptions on an ongoing basis. Actual results may differ from the estimates and assumptions used in the financial statements and notes. Operating results for the period from January 1 to July 15, 2014 are not necessarily indicative of the results that may be expected for the year ending December 31, 2014.

The consolidated condensed balance sheet at December 31, 2013 has been derived from audited financial statements but does not include all of the information and notes required by accounting principles generally accepted in the United States for complete financial statements.

The interim financial information contained herein should be read in conjunction with the consolidated financial statements and notes thereto for the year ended December 31, 2013.

New Accounting Pronouncements

On May 28, 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers, which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The ASU will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective. The new standard is effective for the Company on January 1, 2017. Early application is not permitted. The standard permits the use of either the retrospective or cumulative effect transition method. The Company is evaluating the effect that ASU 2014-09 will have on its consolidated financial statements and related disclosures. The Company has not yet selected a transition method nor has it determined the effect of the standard on its ongoing financial reporting.

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IMTT HOLDINGS INC. AND SUBSIDIARIES

Notes to Consolidated Condensed Financial Statements

July 15, 2014 and December 31, 2013

(Unaudited)

(3)	Related Party Transactions

During the period January 1 to July 15, 2014, IHI Consolidated paid or accrued $1,219,000 to entities related to a group of shareholders for legal services and office rent, which are recorded as general and administrative expense in the accompanying consolidated condensed statement of income. Receivables from affiliates of $0 and $9,000 at July 15, 2014 and December 31, 2013, respectively, consist of receivables from entities affiliated with a group of shareholders. Payables to affiliates of $8,000 and $0 at July 15, 2014 and December 31, 2013, respectively, consist of payables to entities affiliated with a group of shareholders. In accordance with the terms of the shareholders’ agreement, IHI has loans outstanding to a group of shareholders at July 15, 2014 and December 31, 2013 of $22,158,000 and $23,461,000, respectively. Principal payments of $2,607,000 are due annually through December 2022. Interest expense on these loans for the period January 1 to July 15, 2014 was $690,000.

IHI is the ultimate parent entity of IMTT Combined. The IHI shareholders’ agreement contains various provisions concerning shareholder distributions. Distributions were required and made by IMTT Combined in the period January 1 to July 15, 2014 to fund 2014 quarterly IHI shareholder distributions ($74,765,000) as well as income taxes, debt service on certain IHI shareholder loans and various general and administrative expenses.

(4)	Long-Term Debt

At July 15, 2014 and December 31, 2013, the Company has long-term debt consisting of the following:

	July 15, 2014	December 31,2013
Tax-exempt N.J.E.D.A. bonds, 0.06% at July 15, 2014 (0.04% at December 31, 2013)	$30,000,000	$30,000,000
Tax-exempt N.J.E.D.A. bonds of terminated El Dorado joint venture, 0.06% at July 15, 2014 (0.04% at December 31, 2013)	6,300,000	6,300,000
Tax-exempt Ascension Parish bonds, 0.04% at July 15, 2014 (0.05% at December 31, 2013)	165,000,000	165,000,000
Tax-exempt L.P.F.A. bonds, 0.04% at July 15, 2014 (0.05% at December 31, 2013)	50,000,000	50,000,000
Tax-exempt L.P.F.A. bonds, 0.04% at July 15, 2014 (0.05% at December 31, 2013)	85,000,000	85,000,000
Bank-owned tax-exempt L.P.F.A. bonds, 1.50% at July 15, 2014 (1.51% at December 31, 2013)	92,922,000	94,321,000
Bank-owned tax-exempt L.P.F.A. bonds, 1.50% at July 15, 2014 (1.51% at December 31, 2013)	83,605,000	84,864,000
Unsecured notes payable under U.S. revolving bank credit facility averaging 2.21% at July 15, 2014 (2.17% at December 31, 2013)	466,000,000	420,000,000
Notes payable under revolving credit facility with a Canadian bank, averaging 3.25% at July 15, 2014 (3.25% at December 31, 2013)	7,947,000	10,285,000
Loans from shareholders, 5.50%, due in quarterly installments over a 15 year period beginning March 31, 2008	22,158,000	23,461,000
Other	36,000	36,000
	$1,008,968,000	$969,267,000
Less – Current maturities	(7,237,000)	(7,164,000)
	$1,001,731,000	$962,103,000

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IMTT HOLDINGS INC. AND SUBSIDIARIES

Notes to Consolidated Condensed Financial Statements

July 15, 2014 and December 31, 2013

(Unaudited)

The U.S. portion of the revolving credit facility includes the availability for the issuance of letters of credit. Letters of credit outstanding under this facility at July 15, 2014 of $293,005,000 primarily secure obligations under certain tax-exempt bonds referred to previously. Loans of $466,000,000 were outstanding under the U.S. portion of this facility and $7,947,000 of loans were outstanding with the Canadian bank at July 15, 2014, thus leaving $535,548,000 total available under this credit facility at July 15, 2014. IMTT Combined is in compliance with the terms of the covenants of this credit facility.

The interest rate on the borrowings under the tax-exempt bonds and the revolving bank credit facility discussed previously adjusts periodically depending on their individual terms as previously described. In an effort to achieve a more stable interest cost and reduce the risk of rising interest rates and expense, two interest rate swap agreements with two banks were entered into whereby floating rates were swapped for fixed rates. The primary terms and the accounting treatment of these financial instruments are described below.

	Swap 1	Swap 2	Total
Related debt	Tax-Exempt Bonds	Bank Line
Notional amount	$215,000,000	$200,000,000
Term	7/07-6/17	10/07-3/17
Fixed rate paid	3.662%	5.507%
Floating rate received	67% of monthly Libor	Quarterly Libor

	2014	2013	2014	2013	2014	2013
Floating rate at 7/15/14 and 12/31/13	.104%	.112%	.234%	.247%
Net interest expense YTD	$4,442,000	n/a	$5,296,000	n/a	$9,738,000	n/a
Fair market value liability*	$(18,088,000)	$(21,422,000)	$(24,754,000)	$(29,601,000)	$(42,842,000)	$(51,023,000)
Change in fair market value 1/1/14-7/15/14 gain	$3,335,000	n/a	$4,847,000	n/a	$8,182,000	n/a
Change in fmv value recorded in –
Other comprehensive loss	$-	n/a	$-	n/a	$-	n/a
Net income	$3,335,000	n/a	$4,847,000	n/a	$8,182,000	n/a
Total gain	$3,335,000	n/a	$4,847,000	n/a	$8,182,000	n/a

*Included in current and other long-term liabilities in the accompanying balance sheets.

n/a – no comparable income (loss) period.

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IMTT HOLDINGS INC. AND SUBSIDIARIES

Notes to Consolidated Condensed Financial Statements

July 15, 2014 and December 31, 2013

(Unaudited)

(5)	Income Taxes

IHI Consolidated provides for income taxes in accordance with the asset and liability method as prescribed by ASC 740-10-25-2, Income Taxes.

Deferred income taxes have been recorded in the accompanying consolidated condensed balance sheets for the tax effects of temporary differences that impact the financial statements and income tax returns in different periods, offset partially by carryforwards for federal and state income tax purposes of unused net operating losses and tax credits. These temporary differences consist primarily of fixed asset basis differences as well as various expenses, which affect the financial statements and tax returns in different periods. Differences in the basis of the fixed assets for accounting and income tax reporting purposes exist primarily as a result of different depreciation methods and lives used for financial and income tax reporting purposes, involuntary conversion treatment, for income tax purposes, of proceeds received from asset expropriations and settlement of insurance coverage for property damage.

Management believes that it is more likely than not that the net deferred tax assets will be realized through future operations and the reversal of other temporary differences. The valuation allowance at July 15, 2014 and December 31, 2013 was primarily related to certain federal separate return limitation year (SRLY) and state net operating loss carryforwards that, in the judgment of management, are not more likely than not to be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences become deductible and prior to the expiration of the net operating loss carryforwards.

Federal alternative minimum tax credits of $272,000 have unlimited carryforward periods.

IHI Consolidated has not recorded any increase in income tax liabilities attributable to unrecognized income tax benefits in its consolidated condensed statement of income for the period ended July 15, 2014 and year ended December 31, 2013. Accordingly, no related expense or liability for interest or penalties has been accrued at July 15, 2014 and December 31, 2013. As of July 15, 2014 and December 31, 2013, tax authorities have proposed no material adjustments to IHI Consolidated’s income tax positions. There are no income tax positions for which it is reasonably possible that the amounts of unrecognized tax benefits will materially increase or decrease in the next 12 months.

IHI Consolidated and its subsidiaries file U.S. federal and state income tax returns. Two subsidiaries file Canadian federal and provincial income tax returns. U.S. federal income tax returns for tax years ended after 2009 (after 2008 to the extent of federal net operating loss carryforward deductions) are subject to examination by the Internal Revenue Service. The U.S. entities of IHI Consolidated were examined by the IRS for the 2010 tax year. No material adjustments were proposed. State income tax returns for tax years ended after 2008 (after 1998 to the extent of state net operating loss carryforward deductions) are subject to examination by state tax authorities. Canadian tax returns for tax years after 2008 (after 2003 to the extent of Revenue Canada and provincial net operating loss deductions) are subject to examination by Revenue Canada and provincial tax authorities.

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IMTT HOLDINGS INC. AND SUBSIDIARIES

Notes to Consolidated Condensed Financial Statements

July 15, 2014 and December 31, 2013

(Unaudited)

(6)	Additional Balance Sheet Detail

Additional detail of the components of certain balance sheet captions follows:

	July 15,	December 31,
	2014	2013
Prepaid expenses and deposits:
Deferred tax asset	$15,930,000	$13,020,000
Prepaid insurance	3,970,000	7,431,000
Deferred debt issuance costs	3,373,000	3,373,000
Prepaid income tax	-	2,538,000
Other	1,118,000	480,000
Total prepaid expenses and deposits	$24,391,000	$26,842,000

	July 15,	December 31,
	2014	2013
Accrued liabilities:
Income taxes payable	$12,908,000	$641,000
Deferred revenue - current portion	13,092,000	5,145,000
Accrued payables	8,243,000	9,825,000
Damage claims settlement/fine accruals	3,757,000	3,522,000
Vacation pay	2,934,000	2,851,000
Interest	1,390,000	1,020,000
Property taxes payable	1,357,000	585,000
Workmen's compensation claims	1,026,000	1,114,000
Health claims	890,000	1,245,000
Utility	690,000	1,182,000
Retiree health/life benefits - current portion	528,000	702,000
Other	3,882,000	2,340,000
Total accrued liabilities	$50,697,000	$30,172,000

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IMTT HOLDINGS INC. AND SUBSIDIARIES

Notes to Consolidated Condensed Financial Statements

July 15, 2014 and December 31, 2013

(Unaudited)

	July 15,	December 31,
	2014	2013
Other Long-term liabilities:
Pension benefits	$40,032,000	$22,346,000
Swap mark-to-market liabilities	25,626,000	33,726,000
Deferred revenue	18,747,000	20,991,000
Retiree health/life benefits	10,056,000	12,420,000
Asset retirement obligation	4,973,000	4,855,000
Deferred compensation	982,000	937,000
Other	179,000	179,000
Total other long-term liabilities	$100,595,000	$95,454,000

(7)	Accumulated Other Comprehensive Loss

Shareholders’ deficit includes accumulated other comprehensive loss. Changes in the components of accumulated other comprehensive loss for the period January 1 to July 15, 2014 are as follows:

			Pension and	Accumulated
		Foreign	other post-	other
		currency	retirement	comprehensive
	Derivatives	translation	plans	income (loss)

Balance, January 1, 2014	$(303,000)	468,000	(13,899,000)	(13,734,000)
Other comprehensive income (loss) for the period, net of tax	58,000	2,000	(6,891,000)	(6,831,000)*
Balance, July 15, 2014	$(245,000)	470,000	(20,790,000)	(20,565,000)

* - net of deferred income tax benefit of $4,620,000

(8)	Subsequent Events

On July 16, 2014, Macquarie Infrastructure Company LLC acquired the remaining 50% interest of the Company which it did not own for a purchase price of $1,028,600,000, consisting of $913,600,000 in cash and $115,000,000 in shares.

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